Exhibit 99.1

Antigenics Reports Fourth Quarter and Year End 2009 Financial Results

Conference Call Scheduled for Today at 11:00 a.m. Eastern Time

LEXINGTON, Mass.--(BUSINESS WIRE)--February 18, 2010--Antigenics Inc. (NASDAQ: AGEN) reported today its results for the quarter and year ended December 31, 2009. The company reported net income attributable to common stockholders of $1.7 million, or $0.02 per share, basic and diluted, for the fourth quarter of 2009, compared with net income attributable to common stockholders in the fourth quarter of 2008 of $3.9 million, or $0.06 per share, basic and diluted. For the year ended December 31, 2009, the company incurred a net loss attributable to common stockholders of $31.1 million, or $0.39 per share, basic and diluted, compared with a net loss attributable to common stockholders of $31.6 million, or $0.50 per share, basic and diluted, for the year ended December 31, 2008. The company’s net cash burn (cash used in operating activities plus capital expenditures and dividend payments) for the years ended December 31, 2009 and 2008 was $25.2 million and $29.9 million, respectively. The 2009 net cash burn primarily reflects the company’s efforts to support Oncophage® (vitespen), the company’s novel patient-specific cancer vaccine, in Russia, Europe, and other territories, while also executing cost containment efforts. Cash, cash equivalents and short-term investments amounted to $30.1 million as of December 31, 2009.

Corporate Update

  Under the direction of Andrew Parsa, MD, PhD, the Brain Tumor Research Center at the University of California, San Francisco (UCSF), continues to conduct two Phase 2 clinical trials testing Oncophage in recurrent and newly-diagnosed glioma patients. The investigator-sponsored studies will evaluate median overall survival, progression-free survival and immunologic response. This trial is sponsored by the National Institutes of Health (NIH) and patient advocacy groups. Glioma is a difficult-to-treat type of brain tumor for which there are currently no curative treatment options.
  The first 20 Phase 2 recurrent glioma patients treated with Oncophage showed a median survival of 10.1 months, with at least six patients (30 percent) surviving 12 months or longer. These early clinical data appear to compare favorably with the long-established historical median survival of 6.5 months, and with the recently reported median survival of 9.2 months1 with Avastin® (bevacizumab) in patients with recurrent high-grade glioma. Further data updates are anticipated in the first half of 2010.
  Antigenics continues to explore government reimbursement and local partnerships for Oncophage in the treatment of intermediate-risk renal cell carcinoma (RCC), or kidney cancer, in Russia. Antigenics is also exploring the possibility of making Oncophage available to patients in various territories through named patient and similar programs.
  Last fall, the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency issued a negative opinion on the marketing authorization application for Oncophage in early-stage, localized RCC. Antigenics continues to evaluate its options to determine its strategy for Oncophage in Europe.
  Approximately 15 vaccines containing Antigenics’ QS-21 investigational adjuvant are in clinical-stage development by partners such as GlaxoSmithKline. Phase 3 programs include vaccines for malaria, melanoma and non-small cell lung cancer. Antigenics is entitled to receive milestone payments as these vaccine programs advance in development as well as royalties for at least 10 years after commercial launch. The cost of developing and marketing these vaccines will be assumed entirely by the company’s licensees.
  Antigenics continues to make efforts to contain costs and currently anticipates that its net cash burn in 2010 will be in the $16-18 million range. At the company’s current net cash burn rate, it has sufficient funds to sustain operations at least into the second half of 2011.

Conference Call Information

Antigenics executives will host a conference call at 11:00 a.m. Eastern Time today. To access the live call, dial 877.762.5772 (domestic) or 706.643.6986 (international); the access code is 56756319. The call will also be webcast and will be accessible from the company’s website at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight Eastern time on August 18, 2010. The replay number is 800.642.1687 (domestic) or 706.645.9291 (international), and the access code is 56756319. The replay will also be available on the company’s website approximately two hours after the live call.

About Antigenics

Antigenics is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.antigenics.com.

This earnings release contains forward-looking statements, including statements regarding development and commercialization efforts and clinical trial activities, results and timelines of the company and its licensees and collaborators; and the cash position of the company. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, physicians patients, and our licensees and collaborators; the possibility that clinical trial results will not be as favorable; the inability to secure local distributors and payment mechanisms in Russia; the ability to raise capital and finance future activities; Antigenics’ dependence on its collaborative partners to successfully develop and commercialize products; and the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended September 30, 2009. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

1 Friedman HS, Prados MD, Wen PY, et al. Bevacizumab alone and in combination with irinotecan in recurrent glioblastoma. Journal of Clinical Oncology 2009; 27:4733-4740.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
		(as adjusted)		(as adjusted)
Revenue	$547	$521	$3,334	$2,651

Operating expenses:
Research and development	3,223	3,698	16,903	20,663
General and administrative	2,521	3,690	14,110	19,832

Operating loss	(5,197)	(6,867)	(27,679)	(37,844)

Other income (expense), net	7,055	10,942	(2,639)	7,043

Net income (loss)	1,858	4,075	(30,318)	(30,801)

Dividends on Series A convertible preferred stock	(197)	(197)	(790)	(790)

Net income (loss) attributable to common stockholders	$1,661	$3,878	$(31,108)	$(31,591)

Per common share data, basic:
Net income (loss) attributable to common stockholders	$0.02	$0.06	$(0.39)	$(0.50)
Weighted average number of common shares outstanding, basic	89,945	66,391	79,017	63,249

Per common share data, diluted:
Net income (loss) attributable to common stockholders	$0.02	$0.06	$(0.39)	$(0.50)
Weighted average number of common shares outstanding, diluted	90,017	67,024	79,017	63,249

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	December 31, 2009	December 31, 2008
		(as adjusted)
Cash, cash equivalents, and short-term investments	$30,065	$34,463
Total assets	45,874	56,822
Total stockholders' deficit	(16,975)	(20,330)

Note - The results for the three months and year ended December 31, 2008 have been retrospectively adjusted to reflect the company’s adoption on January 1, 2009 of FASB ASC 470-20, Debt, Debt with Conversion and Other Options, resulting in additional non-cash other expenses of $1,184,000 and $2,103,000, respectively. During the three months and year ended December 31, 2009, the company recognized non-cash interest expenses of $115,000 and $618,000, respectively, related to FASB ASC 470-20. On January 1, 2009, the company also adopted certain provisions of FASB ASC 815-40, Derivatives and Hedging, Contracts in Entity's Own Equity. Accordingly, the company reclassified $2,713,000 from long-term debt to derivative liabilities and the cumulative effect of the change in accounting principle in the amount of $716,000 was recognized as an adjustment to the opening balance of stockholders’ deficit.

CONTACT:
Media:
Brad Miles, 212-477-9007 x17
OR
Investors:
Shalini Sharp, 800-962-2436